Exhibit 10.1

CIBT EDUCATION GROUP INC.
(the “Company”)

INSIDER TRADING POLICY

Introduction

This insider trading policy (the “Policy”) provides guidelines to certain officers, directors and employees of, and consultants and contractors to the Company (including its subsidiaries) with respect to transactions in shares or other securities of the Company.

This Policy applies to all transactions in the Company's securities, including the acquisition or disposal of, or agreement to acquire or dispose of, any securities of the Company and the grant, acceptance, acquisition, disposal, exercise or discharge of any option (whether for the call, or put, or both) or other right or obligation, present or future, conditional or unconditional, to acquire or dispose of securities, or any interest in securities, of the Company. This Policy applies to all officers, directors and employees of, and consultants and contractors to the Company who receive or have access to Material Non-Public Information (as defined in section 5 below) regarding the Company. This group of people, members of their immediate families and members of their households are sometimes referred to in this Policy as "insiders". This Policy also applies to any person who received Material Non-Public Information from any insider.

Any person who possesses Material Non-Public Information regarding the Company is an insider for so long as the information is non-publicly known. Any employee can be an insider from time to time, and would at those times be subject to this Policy.

1.	THE POLICY

1.1	General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any Material Non-Public Information acquired in the workplace and the misuse of Material Non-Public Information in securities trading.

1.2	Trading on Material Non-Public Information

No director, officer or employee of, or consultant or contractor to the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Non-Public Information concerning the Company, and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such information is no longer Material Non-Public Information. As used herein, the term "trading day" shall mean a day on which the TSX Venture Exchange is open for trading.

1.3	Tipping

No insider shall disclose ("tip") Material Non-Public Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the Company's securities, nor shall such insider or related person make recommendations or express opinions on the basis of Material Non-Public Information as to trading in the Company's securities.

1.4	Confidentiality of Material Non-Public Information

Material Non-Public Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

2.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

2.1	Liability for Insider Trading

Under Canadian law, directors, officers and employees may be subject to fines and imprisonment for engaging in transactions in securities at a time when they have knowledge of Material Non-Public Information.

2.2	Liability for Tipping

Directors, officers and employees may also be liable for improper transactions by any person (commonly referred to as a "tipee") to whom they have disclosed Material Non-Public Information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in securities. The various provincial securities commissions have imposed large penalties even when the disclosing person did not profit from the trading. The various provincial securities commissions and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

2.3	Possible Disciplinary Actions

Employees of the Company who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's stock option plan or other equity incentive plans or termination of employment.

3.	GUIDELINES

3.1	Mandatory Trading Window

In general, the period following the end of each quarter until the time of public disclosure of the financial results for that quarter is a sensitive period of time for transactions in the Company's securities from the prospective of compliance with applicable securities laws. In the Company’s case, the ten days before the deadline for filing its financial statements in particular is a period in which caution should be exercised in respect of transactions in the Company's securities. This sensitivity is due to the fact that officers, directors and employees may, during that period, possess Material Non-Public Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable securities laws, the Company’s directors, officers, employees, consultants and contractors shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the period (the "Trading Window") commencing one trading hour following the date of public disclosure of financial results for a particular fiscal period and continuing until the tenth day before the Company’s next deadline for filing financial statements.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the facts of such suspension of trading.

Every individual should be aware that even during the Trading Window, any person possessing Material Non-Public Information concerning the Company should not engage in any transactions in the Company's securities until such information has been publicly disclosed for at least four trading hours, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company's securities during the Trading Window should not be considered a "safe harbor" and all directors, officers and other persons should use good judgment at all times.

3.2	Short Sales

Directors, officers, and employees of, and consultants and contractors to the Company are not permitted to sell "short" or purchase a "call option" on any of the Company's securities or purchase a "put option" where they do not own the underlying security.

3.3	Dealing in Exceptional Circumstances

In exceptional circumstances where it is the only reasonable course of action available to a director, officer or employee of or consultant or contractor to the Company, clearance may be given for the individual to sell (but not to purchase) securities when he or she would otherwise be prohibited from doing so. An example of the type of circumstance which may be considered exceptional for these purposes would be a pressing financial commitment on the part of the individual that cannot otherwise be satisfied. The determination of whether circumstances are exceptional for this purpose must be made by the Company’s board of directors.

3.4	Dealings by Related Persons

So far as is consistent with his or her duty of confidentiality to the Company, a director, officer or employee of or consultant or contractor to the Company should seek to prohibit any related person including, without limitation, a member of the individual's immediate family or member of the individual's household, from dealing in securities of the Company (a) other than during a Trading Window; or (b) at any time when the individual is in possession of Material Non-Public Information.

3.5	Individual Responsibility

Every director, officer, and employee of, and consultant and contractor to the Company has the individual responsibility to comply with this Policy against insider trading. Appropriate judgment should be exercised in connection with any trade in the Company's securities.

A director, officer or employee of, or consultant or contractor to the Company may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Non-Public Information and even though the person believes he or she may suffer an economic loss or forego anticipated profit by waiting.

4.	APPLICABILITY OF POLICY TO INSIDER INFORMATION REGARDING OTHER COMPANIES

4.1	Applicability

This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including the Company's joint-venture partners (the "Business Partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Business Partners. All employees should treat Material Non-Public Information about the Business Partners with the same care required with respect to information related directly to the Company.

5.	DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

5.1	Definition

Information should be regarded as Material Non-Public Information if (a) it relates to the Company or the Company's securities or if it may affect the Company's business prospects; (b) it is specific or precise; (c) it has not been previously disclosed to the public and is not otherwise available to the public; and (d) if it were made public, it would be likely to have a significant effect in the price or value of the Company's securities.

What may be difficult under this standard is to determine whether particular information is material and would therefore be likely to have a significant effect in the price or value of the Company's securities. There are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

(a)	financial results;
(b)	projections of future earnings or losses;
(c)	results of exploration projects or feasibility studies;
(d)	news of a pending or proposed merger or joint venture;
(e)	news of negotiations affecting major commercial agreements;
(f)	news of a disposition of a subsidiary;
(g)	impending bankruptcy or financial liquidity problems;
(h)	gain or loss of a Business Partner;
(i)	changes in dividend or distribution policy;
(j)	significant pricing changes;
(k)	new equity or debt offerings;
(l)	material acquisitions;
(m)	significant litigation exposure due to actual or threatened litigation; and
(n)	major changes in executive management.

Either positive or negative information may be material.

6.	CERTAIN EXEMPTIONS

6.1	Certain Exemptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.